Exhibit 2.1
Execution Copy

Agreement and Plan of Merger
Among
Covad Communications Group, Inc.,
Windtalker Acquisition Corp.,
NextWeb, Inc.
and
Ghia Griarte, as Representative
October 4, 2005

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 4, 2005 (the “Agreement Date”) by and among Covad Communications Group, Inc., a Delaware corporation (“Acquiror”), Windtalker Acquisition Corp., a California corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), NextWeb, Inc., a California corporation (the “Company”), and Ghia Griarte, as Representative (the “Representative”).
Recitals
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of the laws of the State of California.
     B. The respective Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies. Accordingly, the respective Boards of Directors of Acquiror, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and the Agreement of Merger.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each Company Shareholder (as defined in ARTICLE 1) listed on Exhibit B-1 is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the “Voting Agreement”).
     D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each individual listed on Exhibit C-1 is executing and delivering to Acquiror a Non-Competition Agreement substantially in the form attached hereto as Exhibit C-2 (the “Non-Competition Agreement”), which agreement shall become effective upon the Effective Time.
     E. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
     Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.
          “Acquiror Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to ARTICLE 9 and each agreement or document (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.
          “Acquiror Common Stock” means the Common Stock, par value $0.001 per share, of Acquiror.
          “Acquiror Stock Price” means $1.157; provided, however, if, between the Agreement Date and the Closing Date, the Acquiror Stock Price, recalculated as of the average of the closing prices for one share of Acquiror Common Stock as quoted on the American Stock Exchange for the ten consecutive trading days ending on (and including) the trading day that is three days prior to the Closing Date, shall decline below $0.98345 or increase above $1.33055, the Acquiror Stock Price shall be equal to $0.98345 or $1.33055, as the case may be.
          “Affiliate” shall have the meaning set forth in Rule 145 promulgated under the Securities Act.
          “Alternative Transaction” means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 20% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 20% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold less than 80% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.
          “Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any of its assets, properties and business (and any regulations promulgated thereunder).
          “Balance Sheet Date” means August 31, 2005, the date of the Company Balance Sheet.

          “Bonus Plan” means the distribution to the employees of the Company pursuant to the resolutions adopted on September 8, 2005 by the Company’s Board of Directors.
          “Bonus Plan Cash Consideration” means the amount of cash allocated to the Bonus Plan Participants (as defined below) in the amount set forth on the Spreadsheet.
          “Bonus Plan Equity Consideration” means the dollar value of the shares of Acquiror Common Stock allocated to the Bonus Plan Participants in the amount set forth on the Spreadsheet.
          “Bonus Plan Equity Shares” means the quotient obtained by dividing (A) the Bonus Plan Equity Consideration by (B) the Acquiror Stock Price.
          “Bonus Plan Escrow Shares” shall mean the number of shares of Acquiror Common Stock equal to the product of (A) 9.08% and (B) the Bonus Plan Escrow Shares.
          “ California Law ” means the General Corporation Law of the State of California.
          “Cash Consideration Ratio” means the quotient obtained by dividing (A) 4 by (B) 23.
          “Closing” means the closing of the transactions to consummate the Merger.
          “Closing Date” means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE 9 and ARTICLE 10, or at such other time, date and location as the parties hereto agree in writing.
          “Closing Financial Certificate” means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of Merger Expenses (including (1) an itemized list of each Merger Expense with a description of the nature of such expense and the Person to whom such expense was or is owed and (2) the amount of Merger Expenses paid by the Company prior to Closing). The Closing Financial Certificate shall include a representation of the Company, certified by the President or Chief Executive Officer of the Company, that such certificate includes all of the Merger Expenses paid or payable at any time prior to, at or following the Closing Date, it being the intent of the Company and Acquiror that there be no Indemnifiable Merger Expenses.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Cash Conversion Number” shall mean the quotient obtained by dividing (A) the Total Remaining Merger Cash Consideration by (B) the Fully-Diluted Company Common Stock.
          “Common Equity Conversion Number” shall mean the quotient obtained by dividing (A) the Total Remaining Merger Equity Consideration by (B) the product of (1) the Fully-Diluted Company Common Stock and (2) the Acquiror Stock Price.

          “Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to ARTICLE 10 and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.
          “Company Balance Sheet” means the Company’s unaudited balance sheet as of August 31, 2005 included in the Company Financial Statements.
          “Company Business” means the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted.
          “Company Capital Stock” means the capital stock of the Company.
          “Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
          “Company Financial Statements” means (A) the Company’s unaudited consolidated balance sheets dated December 31, 2003 and 2004, (B) the Company’s unaudited consolidated statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years ended December 31, 2003 and 2004, (C) the Company Balance Sheet, and (D) the Company’s unaudited consolidated statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the eight (8) months ended August 31, 2005, and any notes to the foregoing financial statements.
          “Company Option Plan” means the NextWeb, Inc. 2000 Stock Plan of the Company.
          “Company Optionholders” means the holders of Company Options.
          “Company Options” means options to purchase shares of Company Capital Stock.
          “Company Preferred Stock” means the Company Series A Stock, Company Series B Stock, Company Series C Stock, Company Series D Stock, Company Series D1 Stock, Company Series D2 Stock, Company Series D3 Stock and Company Series E Stock.
          “Company Securityholders” means the Company Shareholders, Company Optionholders and Company Warrantholders, collectively.
          “Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series B Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series C Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

          “Company Series D Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series D1 Stock” means the Series D1 Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series D2 Stock” means the Series D2 Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series D3 Stock” means the Series D3 Preferred Stock, par value $0.001 per share, of the Company.
          “Company Series E Stock” means the Series E Preferred Stock, par value $0.001 per share, of the Company.
          “Company Shareholders” means the holders of shares of Company Capital Stock.
          “Company Subsidiary” means a Subsidiary of the Company.
          “Company Warrantholders” means the holders of Company Warrants.
          “Company Warrants” means warrants to purchase shares of Company Common Stock.
          “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
          “Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters’ rights or appraisal rights in accordance with California Law in connection with the Merger in respect of any shares of Company Capital Stock.
          “Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with California Law in connection with the Merger.
          “Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the value (based upon a per share value equal to the Acquiror Stock Price) of shares of Acquiror Common Stock that would have been issuable pursuant to Section 2.2(b) in respect of such Dissenting Shares had they never been Dissenting Shares. Dissenting Shares Excess Payments shall constitute “Damages” for purposes of ARTICLE 12 without regard to the Basket (as defined in Section 12.3(b)).
          “Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company or its Subsidiaries, whether in tangible or intangible form, whether owned by the Company or its Subsidiaries or held by the Company or its Subsidiaries under any licenses or sublicenses (or similar grants of rights).
          “Effective Time” means the time of the filing of the Agreement of Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Agreement of Merger).
          “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “Equity Consideration Ratio” means the quotient obtained by dividing (A) 19 by (B) 23.
          “Equity Consideration Escrow Shares” shall mean the number of shares of Acquiror Common Stock equal to the product of (A) 9.08% and (B) the quotient obtained by dividing (1) the Total Equity Consideration by (2) the Acquiror Stock Price.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity which is a member of: (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.
          “Escrow Shares” the number of shares of Acquiror Common Stock equal to the sum of (A) Bonus Plan Escrow Shares and (B) Equity Consideration Escrow Shares.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Fully-Diluted Company Common Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (B) the difference of (i) aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Series E Stock issued and outstanding immediately prior to the Effective Time, (C)

the aggregate number of shares of Company Common Stock issuable upon the exercise of In-The-Money Company Warrants or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), and (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issuable upon the exercise of In-The-Money Company Warrants, convertible promissory notes or other direct or indirect rights to acquire shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).
          “Fully-Diluted Company Series A Stock” means 2,321,300 shares of Company Series A Stock.
          “Fully-Diluted Company Series B Stock” means 3,600,000 shares of Company Series B Stock.
          “Fully-Diluted Company Series C Stock” means 1,600,000 shares of Company Series C Stock.
          “Fully-Diluted Company Series D Stock” means 3,000,000 shares of Company Series D Stock.
          “Fully-Diluted Company Series D1 Stock” means 330,000 shares of Company Series D1 Stock.
          “Fully-Diluted Company Series D2 Stock” means 450,000 shares of Company Series D2 Stock.
          “Fully-Diluted Company Series D3 Stock” means 3,782,157 shares of Company Series D3 Stock.
          “Fully-Diluted Company Series E Stock” means 3,749,720 shares of Company Series E Stock.
          “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.
          “In-The-Money Company Warrants” means Company Warrants with an exercise price equal to or less than the sum of (A) the Common Cash Conversion Number and (B) the Common Equity Conversion Number.
          “knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the officers, directors and legal or financial personnel of an entity (and with respect to Section 3.13, any of the persons engaged in technology development activity for the Company) (collectively, the “Entity Representatives”) after reasonable inquiry. Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the persons employed by such entity.
          “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
          “Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, assets (including intangible assets), liabilities, business, employee base, management or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from: (A) changes in general economic conditions; (B) changes affecting the industry generally in which such entity operates; (C) the direct effect of the public announcement or pendency of the transactions contemplated hereby on employees, customers or suppliers of such entity or (D) with respect to Acquiror, any change in the price of the Acquiror Common Stock.
          “Merger Expenses” means all costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby, (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants). Any Merger Expenses paid or payable by Acquiror (whether paid or incurred) and not deducted in the calculations of Total Cash Consideration and Total Equity Consideration are collectively referred to as “Indemnifiable Merger Expenses” and shall constitute “Damages” for purposes of ARTICLE 12 without regard to the Basket.
          “Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to ARTICLE 9 and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

          “Merger Sub Common Stock” means the Common Stock, no par value, of Merger Sub.
          “Net Excess Debt” means the excess of (A) all debt and accounts payable past thirty days of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP as consistently applied by the Company in preparing the Company Balance Sheet over (B) the sum of (i) all cash and cash equivalents of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP as consistently applied by the Company in preparing the Company Balance Sheet and (ii) $1,700,000; provided that, where the calculation of Net Excess Debt results in a negative number, Net Excess Debt shall deemed to equal zero (0) and provided, further, that prepaid customer deposits for the final month of service shall not be included in the calculation of Net Excess Debt.
          “Permitted Encumbrances” means: (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.
          “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Series A Adjustment Number” means 1.44908.
          “Series A Cash Exchange Ratio” means the sum of (A) the product of (1) the Series A Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series A Adjustment Number.
          “Series A Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series A Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series A Adjustment Number.
          “Series B Adjustment Number” means 1.45136.
          “Series B Cash Exchange Ratio” means the sum of (A) the product of (1) the Series B Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series B Adjustment Number.

          “Series B Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series B Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series B Adjustment Number.
          “Series C Adjustment Number” means 1.02903.
          “Series C Cash Exchange Ratio” means the sum of (A) the product of (1) the Series C Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series C Adjustment Number.
          “Series C Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series C Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series C Adjustment Number.
          “Series D Adjustment Number” means 1.02903.
          “Series D Cash Exchange Ratio” means the sum of (A) the product of (1) the Series D Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series D Adjustment Number.
          “Series D Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series D Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series D Adjustment Number.
          “Series D1 Adjustment Number” means 1.05737.
          “Series D1 Cash Exchange Ratio” means the sum of (A) the product of (1) the Series D1 Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series D1 Adjustment Number.
          “Series D1 Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series D1 Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series D1 Adjustment Number.
          “Series D2 Adjustment Number” means 1.07485.
          “Series D2 Cash Exchange Ratio” means the sum of (A) the product of (1) the Series D2 Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series D2 Adjustment Number.

          “Series D2 Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series D2 Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series D2 Adjustment Number.
          “Series D3 Adjustment Number” means 1.07485.
          “Series D3 Cash Exchange Ratio” means the sum of (A) the product of (1) the Series D3 Liquidation Preference Per Share multiplied by (2) the Cash Consideration Ratio, plus (B) the product of (1) Common Cash Conversion Number multiplied by (2) Series D3 Adjustment Number.
          “Series D3 Equity Exchange Ratio” means the sum of (A) the quotient obtained by dividing (1) the product of (i) the Series D3 Liquidation Preference Per Share multiplied by (ii) the Equity Consideration Ratio by (2) the Acquiror Stock Price, plus (B) the product of (1) Common Equity Conversion Number multiplied by (2) Series D3 Adjustment Number.
          “Series E Adjustment Number” means 1.00000.
          “Series E Cash Exchange Ratio” means the product of (A) the Series E Liquidation Preference Per Share multiplied by (B) the Cash Consideration Ratio.
          “Series E Equity Exchange Ratio” means the quotient obtained by dividing (A) the product of (1) the Series E Liquidation Preference Per Share multiplied by (2) the Equity Consideration Ratio by (B) the Acquiror Stock Price.
          “Series A Liquidation Preference Per Share” means $1.245.
          “Series B Liquidation Preference Per Share” means $1.250.
          “Series C Liquidation Preference Per Share” means $0.500.
          “Series D Liquidation Preference Per Share” means $0.500.
          “Series D1 Liquidation Preference Per Share” means $0.650.
          “Series D2 Liquidation Preference Per Share” means $0.790.
          “Series D3 Liquidation Preference Per Share” means $0.790.
          “Series E Liquidation Preference Per Share” means the amount that is the greater of (A) $0.40 and (B) such amount as would be payable per share of Company Series E Stock if all shares of Company Preferred Stock were to convert into shares of Company Common Stock immediately prior to the Closing.
          “Spreadsheet” means a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock, Company Options and Company Warrants and Bonus Plan Participants: (A) the names of all the Company Shareholders, Company Optionholders, Company Warrantholders and Bonus Plan Participants and their respective addresses and taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (C) the exercise price per share in effect for each Company Option and Company Warrant; (D) the repurchase price payable per share under each Unvested Company Share (if any); (E) the vesting arrangements with respect to Company Options and Unvested Company Shares (if any) and terms of the Company’s rights to repurchase such Unvested Company Shares; (F) the number of Vested Company Options; (G) the calculation of the Bonus Plan Cash Consideration, Bonus Plan Equity Consideration, Bonus Plan Equity Shares, Common Cash Conversion Number, Common Equity Conversion Number, Fully-Diluted Company Common Stock, Fully-Diluted Company Series A Stock, Fully-Diluted Company Series B Stock, Fully-Diluted Company Series C Stock, Fully-Diluted Company Series D Stock, Fully-Diluted Company Series D1 Stock, Fully-Diluted Company Series D2 Stock, Fully-Diluted Company Series D3 Stock, Fully-Diluted Company Series E Stock, Series A Cash Exchange Ratio, Series B Cash Exchange Ratio, Series C Cash Exchange Ratio, Series D Cash Exchange Ratio, Series D1 Cash Exchange Ratio, Series D2 Cash Exchange Ratio, Series D3 Cash Exchange Ratio, Series E Cash Exchange Ratio, Series A Equity Exchange Ratio, Series B Equity Exchange Ratio, Series C Equity Exchange Ratio, Series D Equity Exchange Ratio, Series D1 Equity Exchange Ratio, Series D2 Equity Exchange Ratio, Series D3 Equity Exchange Ratio, Series E Equity Exchange Ratio, Total Cash Consideration, Total Equity Consideration, Total Remaining Merger Cash Consideration and Total Remaining Merger Equity Consideration; (H) the number of shares of Acquiror Common Stock issuable to each Company Shareholder in exchange for the Company Capital Stock held by such Persons (and number of shares of Acquiror Common Stock required to be withheld from such Persons for taxes); (I) the number of shares of Acquiror Common Stock issuable to and amount of cash payable to each Bonus Plan Participant (and the number of shares of Acquiror Common Stock and amount of cash required to be withheld from such Bonus Plan Participant for taxes) and (J) the Pro Rata Share (as defined in Section 2.4).
          “Subsidiary” of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.
          “tax” (and, with correlative meaning, “taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, capital stock, social security (or similar), unemployment, disability, real property, personal property, registration, value added, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
          “Total Cash Consideration” means (A) $4,000,000 less (B) the sum of (1) the product of (i) Merger Expenses paid by the Company prior to Closing multiplied by (ii) the Cash Consideration Ratio, (2) the product of (i) the Net Excess Debt (as set forth on the Estimated Closing Balance Sheet) multiplied by (ii) the Cash Consideration Ratio and (3) the Bonus Plan Cash Consideration.
          “Total Consideration” means the sum of (A) Total Equity Consideration, (B) Total Cash Consideration, (C) Bonus Plan Cash Consideration and (D) Bonus Plan Equity Consideration.
          “Total Equity Consideration” means (A) $19,000,000 less (B) the sum of (1) the product of (i) Merger Expenses paid by the Company prior to Closing multiplied by (ii) the Equity Consideration Ratio, (2) the product of (i) the Net Excess Debt (as set forth on the Estimated Closing Balance Sheet) multiplied by (ii) the Equity Consideration Ratio and (3) the Bonus Plan Equity Consideration.
          “Total Remaining Merger Cash Consideration” means (A) the Total Cash Consideration minus (B) the product of (i) the Cash Consideration Ratio multiplied by (ii) the sum of (1) the Total Series A Liquidation Preference, (2) the Total Series B Liquidation Preference, (3) the Total Series C Liquidation Preference, (4) the Total Series D Liquidation Preference, (5) the Total Series D1 Liquidation Preference, (6) the Total Series D2 Liquidation Preference, (7) the Total Series D3 Liquidation Preference and (8) the Total Series E Liquidation Preference.
          “Total Remaining Merger Equity Consideration” means (A) the Total Equity Consideration minus (B) the product of (i) the Equity Consideration Ratio multiplied by (ii) the sum of (1) the Total Series A Liquidation Preference, (2) the Total Series B Liquidation Preference, (3) the Total Series C Liquidation Preference, (4) the Total Series D Liquidation Preference, (5) the Total Series D1 Liquidation Preference, (6) the Total Series D2 Liquidation Preference, (7) the Total Series D3 Liquidation Preference and (8) the Total Series E Liquidation Preference.
          “Total Series A Liquidation Preference” means the product of (A) the Fully-Diluted Company Series A Stock multiplied by (B) the Series A Liquidation Preference Per Share.
          “Total Series B Liquidation Preference” means the product of (A) the Fully-Diluted Company Series B Stock multiplied by (B) the Series B Liquidation Preference Per Share.
          “Total Series C Liquidation Preference” means the product of (A) the Fully-Diluted Company Series C Stock multiplied by (B) the Series C Liquidation Preference Per Share.

          “Total Series D Liquidation Preference” means the product of (A) the Fully-Diluted Company Series D Stock multiplied by (B) the Series D Liquidation Preference Per Share.
          “Total Series D1 Liquidation Preference” means the product of (A) the Fully-Diluted Company Series D1 Stock multiplied by (B) the Series D1 Liquidation Preference Per Share.
          “Total Series D2 Liquidation Preference” means the product of (A) the Fully-Diluted Company Series D2 Stock multiplied by (B) the Series D2 Liquidation Preference Per Share.
          “Total Series D3 Liquidation Preference” means the product of (A) the Fully-Diluted Company Series D3 Stock multiplied by (B) the Series D3 Liquidation Preference Per Share.
          “Total Series E Liquidation Preference” means the product of (A) the Fully-Diluted Company Series E Stock multiplied by (B) the Series E Liquidation Preference Per Share.
          “Unvested Company Options” means any Company Options that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).
          “Unvested Company Shares” means any shares of Company Capital Stock that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).
          “Vested Company Options” means Company Options that are not Unvested Company Options.
     Other capitalized terms defined elsewhere in this Agreement and not defined in this ARTICLE 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with California Law.
     2.2 Conversion of Shares.
          (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.
          (b) Conversion of Company Capital Stock and Company Warrants. Subject to the provision of Section 2.2(d) (regarding rights of holders of Dissenting Shares, Section 2.2(g) (regarding the continuation of vesting and repurchase rights) and Section 2.4 (regarding the withholding of Escrow Shares), and subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock and Company Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive a number of shares of Acquiror Common Stock (each fractional share being rounded down to the nearest whole share and computed after aggregating all shares of Company Preferred Stock held by such Company Shareholder) and an amount of cash (rounded down to the nearest cent) as follows:
               (i) Company Series A Stock. Each share of Company Series A Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series A Equity Exchange Ratio and (B) an amount of cash equal to the Series A Cash Exchange Ratio.
               (ii) Company Series B Stock. Each share of Company Series B Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series B Equity Exchange Ratio and (B) an amount of cash equal to the Series B Cash Exchange Ratio.
               (iii) Company Series C Stock. Each share of Company Series C Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the

Series C Equity Exchange Ratio and (B) an amount of cash equal to the Series C Cash Exchange Ratio.
               (iv) Company Series D Stock. Each share of Company Series D Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series D Equity Exchange Ratio and (B) an amount of cash equal to the Series D Cash Exchange Ratio.
               (v) Company Series D1 Stock. Each share of Company Series D1 Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series D1 Equity Exchange Ratio and (B) an amount of cash equal to the Series D1 Cash Exchange Ratio.
               (vi) Company Series D2 Stock. Each share of Company Series D2 Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series D2 Equity Exchange Ratio and (B) an amount of cash equal to the Series D2 Cash Exchange Ratio.
               (vii) Company Series D3 Stock. Each share of Company Series D3 Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series D3 Equity Exchange Ratio and (B) an amount of cash equal to the Series D3 Cash Exchange Ratio.
               (viii) Company Series E Stock. Each share of Company Series E Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Series E Equity Exchange Ratio and (B) an amount of cash equal to the Series E Cash Exchange Ratio.
               (ix) Company Common Stock. Each share of Company Common Stock (including Company Common Stock issued upon conversion of Company Preferred Stock before the Effective Time in accordance with Applicable Law, the Company’s Articles of Incorporation and applicable Contracts, each as in effect on the date of such conversion) that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock equal to the Common Equity Conversion Number and (B) an amount of cash equal to the Common Cash Conversion Number.
               (x) Treatment of Company Options. No outstanding Company Options (whether vested or unvested) shall be assumed by Acquiror as a result of the Merger, and all Company Options shall become fully vested and exercisable immediately prior to the Closing Date. Any person holding a Company Option who wants to exercise such Company Option (or any portion thereof) must complete the procedure set forth by the Company (and reasonably acceptable to Acquiror) no later than five business days prior to the Closing Date and any such exercise shall only become effective to the extent that such Company Option is in-the-money as of the Closing Date, as determined by the Company. At or immediately following the Closing Date, each Company Option will by virtue of the Merger, and without any further action of the part of any holder thereof, be cancelled and extinguished.
               (xi) Company Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, each In-The-Money Company Warrants that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (A) a number of shares of Acquiror Common Stock on a cashless basis equal to the product of (i) the number of shares of Company Capital Stock subject to such In-The-Money Company Warrant multiplied by (ii) the difference of (1) the Common Equity Conversion Number less (2) the quotient of (I) the product of the exercise price for such In-The-Money Company Warrant multiplied by the Equity Consideration Ratio divided by (II) the Acquiror Stock Price and (B) an amount of cash equal to the product of (i) the number of shares of Company Capital Stock subject to such In-The-Money Company Warrant multiplied by (ii) the difference of (1) the Common Equity Conversion Number less (2) the product of the exercise price for such In-The-Money Company Warrant multiplied by the Cash Consideration Ratio. The number of shares of Acquiror Common Stock each Company Warrantholder is entitled to receive for the In-The-Money Company Warrants held by such Company Shareholder shall be rounded down to the nearest whole share and computed after aggregating all In-The-Money Company Warrants held by such Company Warrantholder. The amount of cash each Company Warrantholder is entitled to receive for the In-The-Money Company Warrants held by such Company Shareholder shall be rounded down to the nearest cent and computed after aggregating all In-The-Money Company Warrants held by such Company Warrantholder. The preceding provisions of this Section 2.1(b)(xi) are subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights) and Section 2.4 (regarding the withholding of Escrow Shares).
          (c) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Acquiror Common Stock issuable under this Agreement to any holder of any shares of Company Common Stock, Company Preferred Stock, or any Company Warrants, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
          (d) Dissenting Shares. As more fully set forth in Section 8.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting dissenters’ rights, as set forth in California Law, shall be entitled to their rights under California Law with respect to such shares.
          (e) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
          (f) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
          (g) Continuation of Vesting and Repurchase Rights. If there are any Unvested Company Shares issued and outstanding immediately prior to the Effective Time, then the repurchase option, vesting schedule or other condition applicable to such Unvested Company Shares shall be assigned to Acquiror and the shares issuable upon conversion of such Unvested Company Shares in the Merger (the “Unvested Shares”) shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Shares immediately prior to or at the Effective Time, and no vesting acceleration of these shares shall occur by reason of the Merger. The Company shall take all reasonable actions to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Shares shall be forfeited to, or subject to repurchase by, the Surviving Corporation or Acquiror without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares in respect of which Unvested Shares have been issued or the original purchase price paid for Unvested Shares, as the case may be). No Unvested Shares may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by a former holder of Unvested Company Shares or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of such Unvested Shares in accordance with this Agreement.
     2.3 Company Warrants, Company Options and Other Rights Not Assumed. Acquiror is not assuming, and shall not assume, any obligations or Liabilities under (a) the Company Option Plan, (b) any outstanding Company Warrants except as provided in Section 2.2(b), (c) any Company Options, (d) any promissory note that by its terms is convertible or exchangeable for shares of Company Capital Stock, or (e) any other direct or indirect rights to acquire shares of Company Capital Stock. On the Closing Date, the Company Option Plan, the Company Warrants, the Company Options and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than as contemplated by Section 2.2(b)). Acquiror shall not substitute any equivalent option, warrant or right for any such terminated Company Warrant, Company Option or right.
     2.4 Escrow. At the Effective Time, Acquiror shall withhold the Escrow Shares from the shares of Acquiror Common Stock issuable to the Bonus Plan Participants and issuable pursuant to Section 2.2(b) to the Company Shareholders as of immediately prior to the Effective Time (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) (“Effective Time Holders”), on a pro rata basis (based upon the sum of (i) the number of shares of Acquiror Common Stock each such Effective Time Holder is entitled to receive pursuant to Section 2.2(b) (if applicable) with respect to its shares of Company Capital Stock (other than Dissenting Shares) and (ii) the number of shares each such Effective Time Holder is entitled to receive as a Bonus Plan Participant (if applicable) relative to the sum of (i) number of shares of Acquiror Common Stock that all such Effective Time Holders are entitled to receive pursuant to Section 2.2(b) with respect to their shares of Company Capital Stock (other than Dissenting Shares), and Company Warrants and (ii) the number of shares all such Effective Time Holders are entitled to receive as Bonus Plan Participants) (“Pro Rata Share”). Prior to the Closing, Acquiror, the Representative and U.S. Bank National Association (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). Within five business days after the Closing Date, Acquiror shall cause the Escrow Shares to be deposited with the Escrow Agent. The payment of any Escrow Shares in satisfaction of any indemnification obligations under ARTICLE 12 shall be made, with respect to each Effective Time Holder, first with Escrow Shares that are not then unvested and then, if such shares are insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with Unvested Shares. Acquiror shall hold the Escrow Shares as security for the Effective Time Holders’ indemnification obligations for Damages under ARTICLE 12. Notwithstanding the foregoing, that for the ease of administration, those Bonus Plan Escrow Shares allocable to the Bonus Plan Participants (other than those Bonus Plan Escrow Shares allocable to Mr. Graham Barnes) will be distributed to such Bonus Plan Participants (other than Mr. Graham Barnes) on the Bonus Plan Consideration Delivery Date.
     2.5 Closing Adjustment.
          (a) Estimated Closing Balance Sheet. Two business days prior to the Closing Date, Company shall deliver to Parent a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company (the “Estimated Closing Balance Sheet Certificate”) consisting of an estimated balance sheet of Company prepared in accordance with GAAP, as consistently applied by the Company in preparing the Company Balance Sheet, without giving effect to the Merger, and dated as of the Closing Date (the “Estimated Closing Balance Sheet”) and setting forth the Net Excess Debt as of the Closing Date. The representations in the Estimated Closing Balance Sheet and the accompanying Estimated Closing Balance Sheet Certificate shall be deemed representations of Company for purposes of ARTICLE 12. The Net Excess Debt calculated from the Estimated Closing Balance Sheet shall be used in the calculations of Total Cash Consideration and Total Equity Consideration.
          (b) Revised Closing Balance Sheet. On or prior to the thirtieth (30th) day following receipt by Parent of the Estimated Closing Balance Sheet (the “Parent Objection Period”), Parent shall provide the Representative with a certificate (the “Parent Certificate”), signed by an authorized representative of Parent, stating whether Parent believes that the calculation of Net Excess Debt as of the Closing is the same as the amount set forth in the Estimated Closing Balance Sheet and, if not, then the Parent Certificate shall include Parent’s calculation of Net Excess Debt (the “Revised Closing Balance Sheet”). If either (i) the Parent

Certificate states that Parent believes that the calculation of Net Excess Debt set forth in the Estimated Closing Balance Sheet is correct as of the Closing or (ii) Parent fails to timely provide the Representative with the Parent Certificate within the Parent Objection Period, then Parent shall be deemed to have conclusively agreed with and shall be bound by the calculation of Net Excess Debt set forth in the Estimated Closing Balance Sheet for purposes of this Section 2.5. If the calculation of Net Excess Debt set forth in the Revised Closing Balance Sheet differs from the calculation of Net Excess Debt set forth in the Estimated Closing Balance Sheet, then the Representative may, within the 30-day period following the Representative’s receipt of the Parent Certificate and the accompanying Revised Closing Balance Sheet (the “Representative Objection Period”), either:
               (i) agree with the revised calculation of Net Excess Debt set forth in the Parent Certificate and the Revised Closing Balance Sheet by countersigning the Parent Certificate and the Revised Closing Balance Sheet and delivering a copy thereof to Parent within the Representative Objection Period; provided, that if the Representative shall not have timely responded or delivered a notice of rejection pursuant to this Section 2.5(b)(i) to Parent within the Representative Objection Period, then the Representative and the Company Shareholders shall be deemed to have conclusively agreed with the calculation of the revised Net Excess Debt set forth in the Parent Certificate and the Revised Closing Balance Sheet, and Parent, the Representative and each Company Shareholder shall be bound by such determination; or
               (ii) reject the revised calculation of Net Excess Debt set forth in the Parent Certificate and the Revised Closing Balance Sheet by delivering to Parent within the Representative Objection Period a written notice of rejection setting forth the basis for the Representative’s rejection of the calculation of Net Excess Debt set forth in the Parent Certificate and the Revised Closing Balance Sheet. Promptly following timely receipt of the notice of rejection by Parent, Parent and the Representative shall confer in good faith in an effort to reach agreement or compromise on the calculation of Net Excess Debt set forth in the Estimated Closing Balance Sheet and the Revised Closing Balance Sheet; provided, that if after ten days of negotiation and discussion the parties have not reached an agreement regarding the calculation of Net Excess Debt, the parties shall appoint a mutually and reasonably satisfactory independent certified public accountant (the “Accountant”) to review the calculations of both Parent and the Company in the Estimated Closing Balance Sheet and the Revised Closing Balance Sheet, and to make a final written determination of Net Excess Debt, which determination shall be conclusive and binding on Parent, the Representative, the Company and the Company Shareholders. The Accountant’s engagement pursuant to this Section 2.5(b)(ii) shall be limited solely to determining Net Excess Debt. Parent and each former holder of Company Preferred Stock and Company Common Stock (in proportion to such holder’s Pro Rata Share) shall initially bear the fees and expenses, in equal proportions, of the Accountant in connection with its engagement hereunder. If the Accountant’s determination of Net Excess Debt is a number less than 95% of the Net Excess Debt as reflected in the Revised Closing Balance Sheet, then all fees and expenses of the Accountant shall be borne solely by Parent. If the Accountant’s determination of the Net Excess Debt is a number equal to or greater than 95% of the Net Excess Debt as reflected in the Revised Closing Balance Sheet, then all fees and expenses of the Accountant shall constitute “Damages” for purposes of ARTICLE 12 without regard to the Basket (the “Indemnifiable Accountant Expenses”).

               (iii) Closing Adjustment. If (i) the final calculation of Net Excess Debt as provided above in this Section 2.5(b) (as applicable) is less than the Company’s calculation of Net Excess Debt as set forth in the Estimated Closing Balance Sheet Certificate (such difference, the “Excess Parent Calculation”), (ii) the final calculation of Net Excess Debt as provided above in this Section 2.5(b) (as applicable) did not result in a negative number and (iii) the Excess Parent Calculation is equal to or greater than $75,000, then Parent shall deliver to the Escrow Agent that number of shares of Acquiror Common Stock equal to the Excess Parent Calculation divided by the Acquiror Stock Price, rounded down to the nearest whole share (the “Excess Parent Calculation Shares”). If (i) the final calculation of Net Excess Debt as provided above in this Section 2.5(b) (as applicable) is greater than the Company’s calculation of Net Excess Debt as set forth in the Estimated Closing Balance Sheet Certificate (such difference, the “Indemnifiable Parent Calculation”), (ii) the final calculation of Net Excess Debt as provided above in this Section 2.5(b) (as applicable) did not result in a negative number and (iii) the Indemnifiable Parent Calculation is equal to or greater than $75,000, then such Indemnifiable Parent Calculation shall constitute “Damages” for purposes of ARTICLE 12 without regard to the Basket.
     2.6 Effects of the Merger. At and upon the Effective Time:
          (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Agreement of Merger;
          (b) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Agreement of Merger;
          (c) the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;
          (d) the officers of Merger Sub immediately prior to the Effective Time shall continue to be officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;
          (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall continue to be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and
          (f) the Merger shall, from and after the Effective Time, have all of the effects provided by California Law.
     2.7 Tax Consequences and Withholding.
          (a) It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties intend to adopt a “plan of reorganization” within the meaning of Section 354(a) of the Code. However, except as expressly set forth herein or in the exhibits hereto, Acquiror makes no representations or warranties to the Company or to any Company

Securityholder regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free “reorganization” under the Code, or any of the tax consequences to the Company or any the Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The parties agree not to take any position on any tax return or financial or other report, document or instrument inconsistent with the treatment as a reorganization unless there is a final determination to the contrary. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
          (b) Acquiror or Acquiror’s agent shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement to any Company Shareholder, Company Optionholder, Company Warrantholder or Bonus Plan Participant, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder, Company Optionholder, Company Warrantholder or Bonus Plan Participant in respect of whom such deduction and withholding was made.
          (c) At the request of the Company, Acquiror shall reduce the Total Cash Consideration and increase the Total Equity Consideration to the extent necessary for the purpose of maintaining the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. At such request, Acquiror and the Company agree to make such amendments to the Agreement as reasonably necessary to effectuate the purpose of the preceding sentence.
     2.8 Further Assurances. If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this ARTICLE 3 to which it relates (unless and to the extent the relevance to other representations and warranties is apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this ARTICLE 3), the Company represents and warrants to Acquiror as follows:
     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date.
     3.2 Subsidiaries. Each of the Subsidiaries of the Company is listed on Schedule 3.2. Since inception, none of the Subsidiaries has issued any securities other than as set forth on Schedule 3.2 of the Company Disclosure Letter, engaged in any business activities, entered into any contracts or agreements, incurred directly or indirectly any obligations or acquired directly or indirectly any tangible or intangible assets. The Company does not (i) have any other Subsidiaries, (ii) own or control any other Person, or (iii) have any other direct or indirect equity investment in any other Person. Except as set forth on the Company Disclosure Letter, the Company is not a party to any agreement to own or control, nor does the Company have the direct or indirect right to acquire any Subsidiary or ownership interest in any other Person. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and presently proposed to be conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.2 of the Company Disclosure Letter), except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Articles of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the Articles of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a

Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     3.3 Power, Authorization and Validity.
          (a) Power and Authority. Subject to approval of the Merger and the adoption of this Agreement by (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) holders of a majority of the outstanding shares of Company Common Stock, (iii) holders of a majority of the outstanding shares of Company Preferred Stock (together as a single voting class on an as-converted to Company Common Stock basis), (iv) holders of at least two-thirds of the outstanding shares of Company Series A Stock, Company Series B Stock, Company Series C Stock and Company Series E Stock (with each series voting as a separate class on an as-converted to Company Common Stock basis) and (v) holders of at least two-thirds of the outstanding shares of Company Series D Stock, Company Series D1 Stock, Company Series D2 Stock and Company Series D3 Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) (the “Company Shareholder Approval”), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s Board of Directors. The Company and the Company Shareholders listed on Exhibit B-1 have executed and delivered to Acquiror the Voting Agreement under which such Company Shareholders have agreed to vote their shares of Company Stock in favor of the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, which votes are sufficient to obtain the Company Shareholder Approval.
          (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep in effect following the Merger any Contract between such Person and the Company that was in effect immediately prior to the Effective Time or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, (iii) the filing of the Permit Application (as such term is defined in Section 7.1(a) with the California Commissioner (as such term is defined in Section 7.1(a)) and the issuance of the Permit and (iv) the Company Shareholder Approval.

          (c) Enforceability. This Agreement has been duly executed and delivered by the Company. Subject to the execution of this Agreement and each of the Company Ancillary Agreement to which Acquirer is a party and the enforceability of the Acquirer’s obligations thereunder, this Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     3.4 Capitalization of the Company.
          (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, 2,321,300 shares of Company Series A Stock, 3,600,000 shares of Company Series B Stock, 1,600,000 shares of Company Series C Stock, 3,000,000 shares of Company Series D Stock, 330,000 shares of Company Series D1 Stock, 450,000 shares of Company Series D2 Stock, 3,782,157 shares of Company Series D3 Stock and 3,749,720 shares of Company Series E Stock. A total of 7,749,196 shares of Company Common Stock, 2,321,300 shares of Company Series A Stock, 3,600,000 shares of Company Series B Stock, 1,600,000 shares of Company Series C Stock, 3,000,000 shares of Company Series D Stock, 330,000 shares of Company Series D1 Stock, 450,000 shares of Company Series D2 Stock, 3,782,157 shares of Company Series D3 Stock and 3,749,720 shares of Company Series E Stock are issued and outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. All issued and outstanding shares of Company Preferred Stock converted into shares of Company Common Stock prior to the Effective Time shall have been converted in accordance with Applicable Law, the Company’s Articles of Incorporation and applicable Contracts. The numbers and kind of issued and outstanding shares of Company Capital Stock (and the applicable conversion ratios for Company Preferred Stock) held by each Company Shareholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b)-1 of the Company Disclosure Letter or Company Warrants listed on Schedule 3.4(b)-2 of the Company Disclosure Letter or pursuant to the conversion of outstanding shares of Company Preferred Stock. The Company holds no treasury shares. To the knowledge of the Company, each Company Shareholder has good and marketable title to that number of shares of Company Common Stock and/or Company Preferred Stock as set forth beside such Company Shareholder’s name on Schedule 3.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

          (b) Options, Warrants and Rights. The Company has reserved an aggregate of 3,871,662 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). A total of 3,501,750 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (viii) whether such Company Option was granted under the Company Option Plan. The terms of the Company Option Plan permit the assumption by Acquiror of Company Options for options exercisable for shares of Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Shareholders or otherwise and without acceleration of the exercise schedule or vesting provisions in effect for such Company Options. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, (iii) the number and kind of shares covered by such Company Warrant, (iv) the vesting schedule for such Company Warrant, (v) the extent such Company Warrant is vested as of the Agreement Date, (vi) whether such Company Warrant was issued in connection with the performance of services, and (vii) whether the exercisability of such Company Warrant shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. Schedule 3.4(b)-3 of the Company Disclosure Letter sets forth all holders of Unvested Company Shares, and for each such Company Shareholder, (i) the number of Unvested Company Shares held, (ii) the terms of the Company’s rights to repurchase such Unvested Company Shares, (iii) the schedule on which such rights lapse and (iv) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement or upon any other event or condition. True and correct copies of the Company Option Plan, the standard agreement under the Company Option Plan, each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan and each Company Warrant have been delivered by the Company to Acquiror’s legal counsel. All Company Options and Company Warrants have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. On the Closing Date, the Company Option Plan, the Company Options, the Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than the obligations of Acquiror to issue shares of Acquiror Common Stock and options exercisable for shares of Acquiror Common Stock, as provided in Section 2.2(b)).
          (c) No Other Rights. Except for Company Options and Company Warrants and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements (other than the Voting Agreements), registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.
          (d) Spreadsheet. The Spreadsheet, as delivered by the Company to Acquiror, shall be true, correct and complete in all respects.
     3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Articles of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Company Subsidiary, each as currently in effect; (b) any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties; (c) any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties are bound; or (d) any privacy policy of the Company or any Company Subsidiary. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.
     3.6 Litigation.
          (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company and each Company Subsidiary, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon: (a) the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Securityholder, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the Company Shareholders with respect to the Company Capital Stock shown as being owned by such Persons on Schedule 3.4(a) of the Company Disclosure Letter, the rights of Company Optionholders with respect to the Company Options shown as being owned by such Persons on Schedule 3.4(b)-1 of the Company Disclosure Letter, and the rights of Company Warrantholders with respect to the

Company Warrants shown as being owned by such Persons on Schedule 3.4(b)-2 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.
          (b) To the knowledge of the Company, there is no current basis for any indemnity claim under Section 6.5(a).
     3.7 Taxes. The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Company Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns (the “Returns”) required to be filed by it, (b) has timely paid all taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve for tax liability (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve for tax liability as of the Balance Sheet Date is fully reflected on the Company Balance Sheet (rather than in any notes thereto)), (d) has made (or will make on a timely basis) all estimated tax payments required to be made, and (e) has no Liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete, and the Company has provided Acquiror with true and correct copies of such Returns. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary or any of their respective officers, employees or agents of the Company in their capacity as such. Neither the Company nor any Company Subsidiary has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Company Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable taxing agencies or authorities. No tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any taxes nor has the Company or any Company Subsidiary agreed to any extension of time for filing any Return that has not been filed. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income taxes, and have timely filed all withholding tax Returns. Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Company Subsidiary has any liability for the taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Company Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any Company Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of the Company and each Company Subsidiary has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities. Neither the Company nor any Company Subsidiary has been or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Merger; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Merger; (c) Intercompany transaction or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (d) installment sale or open transaction disposition made on or prior to the Merger; or (e) prepaid amount received on or prior to the Merger. Neither the Company nor any Company Subsidiary is a “personal holding company” within the meaning of the Code. Neither the Company nor any Company Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Company Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     3.8 Company Financial Statements.
          (a) Schedule 3.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount); and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto). The Company and its Subsidiaries have no Liability, except for those (a) shown on the Company Balance Sheet and (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate. The Closing Financial Certificate, as delivered by the Company to Acquiror, shall be true, correct and complete in all respects. The Estimated Closing Balance Sheet Certificate, as delivered by the Company to Acquiror, shall be true, correct and complete in all respects.
          (b) Prior to the Effective Time, the Company will provide to Acquiror the following audited financial statements: the Company’s consolidated balance sheets dated December 31, 2003 and 2004, and the Company’s consolidated statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years ended December 31, 2003 and 2004 (collectively, the “Audited Financial Statements”).
     3.9 Title to Properties. The Company and each Company Subsidiary has good and marketable title to all of their respective assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Company Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Company Subsidiary is a party are fully effective and afford the Company or such Company Subsidiary peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Neither the Company nor any Company Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company or Company Subsidiary received any notice of violation of law with which it has not complied. Neither the Company nor any Company Subsidiary owns any real property. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by the Company and its Subsidiaries with an individual value of $2,000 or greater.
     3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 of the Company Disclosure Letter, since the Balance Sheet Date, the Company and each Company Subsidiary has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:
          (a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;
          (b) amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);
          (c) incurrence, creation or assumption of (i) any Encumbrance in excess of $25,000 on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;
          (d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the shareholder’s termination of employment or services with it or pursuant to any right of first refusal;
          (e) payment or discharge of any Encumbrance in excess of $25,000 on any of its assets or properties, or payment or discharge of any of its Liabilities in excess of $25,000, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet;
          (f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products to its customers in the ordinary course of its business consistent with its past practices;
          (g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;
          (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Company Material Contracts in connection with the termination of service of employees or other service providers);

          (i) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 5% of such base salaries in the aggregate);
          (j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;
          (k) Liability incurred by it to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;
          (l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;
          (m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, or any default by it under such Contract (or other right or obligation), or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);
          (n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
          (o) entering into by it of any Company Material Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $2,000 per month or $25,000 in the aggregate or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;
          (p) except for the Letter Agreement between Acquiror and the Company dated August 17, 2005 relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Company Subsidiary;
          (q) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

          (r) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $2,000 per month or $25,000 in the aggregate, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;
          (s) any Company Material Contract made by it to take any action that, if taken prior to the Agreement Date, would have made any representation or warranty set forth in this ARTICLE 3 untrue or incorrect as of the date when made; or
          (t) announcement of, any negotiation by or any entry into any Company Material Contract to do any of the things described in the preceding clauses (a) through (s) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
     For purposes of this Section 3.10, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.11 had such Contract been in effect on the Agreement Date.
     3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(t) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound, in each case, as of the Agreement Date (each a “Company Material Contract”):
          (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $5,000 per month or more;
          (b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;
          (c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than shrinkwrap and other software licenses generally available to the public at a per copy license fee of less than $1,000 per copy);
          (d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

          (e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
          (f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;
          (g) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;
          (h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;
          (i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Option Plan;
          (j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
          (k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;
          (l) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 3.11(l));
          (m) any Contract in which its officers, directors, employees or shareholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);
          (n) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

          (o) any Contract with a Governmental Authority or any Governmental Permit (as defined in Section 3.14(c));
          (p) any Contract relating to data backhaul and transport;
          (q) any Contract relating to connectivity to co-location space;
          (r) any Contract relating to rooftop site leases;
          (s) any Contract related relating to the leasing of capital equipment; and
          (t) any other Contract that is material to it or its business, operations, financial condition, properties or assets.
     A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(t) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been delivered to Acquiror. All Company Material Contracts are in written form.
     3.12 No Default; No Restrictions.
          (a) To the Company’s knowledge, each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract. The consummation of the Merger and other transactions contemplated hereby by the Company shall not require the consent, release, waiver or approval of any third party (including the consent of any party to any Company Material Contract required to be obtained in order to keep any Material Contract between such party and the Company or a Company Subsidiary in effect following the Merger). Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.
          (b) Except as listed in Schedule 3.11(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no asset or property of the Company or any Company Subsidiary is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world

(including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.
     3.13 Intellectual Property.
          (a) The Company and each Company Subsidiary owns or has the valid right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any Company Subsidiary; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company or any Company Subsidiary by a third party.
          (b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. All Company IP Rights Agreements are freely assignable by Company without consent from any third party. Except as set forth in Schedule 3.13(b) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company IP Rights by the Company or any Company Subsidiary, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.
          (c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company and its Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary (each a “Company Product or Service”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, developed, made, marketed, licensed, sold, distributed, or furnished by the Company or any Company Subsidiary (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party. Neither the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by Company or any Company Subsidiary, (i) violates any Contract between Company or such Company Subsidiary and any third party, or (ii) to the knowledge of the Company or any Company Subsidiary, infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to use, develop, make, market, license, sell, distribute or furnish any Company IP Right or Company Product or Service, nor to the knowledge of the Company or any Company Subsidiary is there any legitimate basis for any such claim, nor has the Company or any Company Subsidiary received any notice asserting that any Company IP Right or the proposed use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of the Company or any Company Subsidiary is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any notice from any third party notifying the Company or Company Subsidiary of, or requesting that the Company or any Company Subsidiary enter into a license under, any third party patents. None of the Company-Owned IP Rights, Company-Licensed IP Rights, Company Products or Services, the Company or any of its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of its Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.
          (d) To the knowledge of the Company and any Company Subsidiary, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of the Company and any Company Subsidiary, neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary).
          (e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s and its Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company’s or such Company Subsidiary’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s and its Subsidiaries’ current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products or Services (“Third Party Product Technology”), the Company and its Subsidiaries have a written agreement with such third party with respect thereto pursuant to which the Company and its Subsidiaries either (i) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (ii) have obtained perpetual, irrevocable, non terminable licenses (sufficient for the conduct of the Company Business) to, all such third party’s Intellectual Property in such Third Party Product Technology, work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. Schedule 3.13(e) of the Company Disclosure Letter sets forth a list and description of all Third Party Product Technology.
     (f) Schedule 3.13(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all interparty proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office)

or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights are valid, enforceable and subsisting, and the Company or such Company Subsidiary is the record owner thereof. The Company and its Subsidiaries are the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of its Subsidiaries. The Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of its Subsidiaries otherwise purports to own.
          (g) The Company and its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Schedule 3.13(h)-1 of the Company Disclosure Letter and licenses granted by it under standard customer agreements, the forms of which are included in Schedule 3.11 of the Company Disclosure Letter).
          (h) Schedule 3.13(h)-1 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use or sublicense any Company-Owned IP Rights or to access Company source code. All licenses, sublicenses and other Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights which are not listed on Schedule 3.13(h)-1 of the Company Disclosure Letter are in the form of standard customer agreements, the forms of which are included in Schedule 3.11 of the Company Disclosure Letter. Schedule 3.13(h)-2 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any Company-Licensed IP Rights. None of the licenses or other Contracts listed in Schedule 3.13(h)-1 of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of its Subsidiaries, to any third party, or knowingly permitted the Company’s and its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).
          (i) Neither the Company nor any Company Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). To the knowledge of the Company or any Company Subsidiary, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.
          (j) To the knowledge of the Company or any Company Subsidiary, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Company Subsidiary.
          (k) All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company Products or Services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. Except as set forth on Schedule 3.13(k) of the Company Disclosure Letter, the Company has made available to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. For all software used by the Company and its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software.
          (l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company or any Company Subsidiary. No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.
          (m) No software covered by any Company-Owned IP Right or constituting any Company Product or Service has been distributed in whole or in part or used, or is being used in conjunction with any Public Software. As used in this Section 3.13(m), “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.
     3.14 Compliance with Laws.
          (a) The Company and each Company Subsidiary have materially complied, and is now and at the Closing Date shall be in material compliance with, all Applicable Law.
          (b) All materials, products and services distributed or marketed by the Company and each Company Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.
          (c) The Company and each Company Subsidiary hold all material permits, licenses and approvals from, and have made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
          (d) Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.
     3.15 Certain Transactions and Agreements. None of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company and each Company Subsidiary, none of the material shareholders of the Company or any Company Subsidiary, nor, to the knowledge of the Company and each Company Subsidiary, any immediate family member of an officer, director, or material shareholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). To the Company’s knowledge, none of the officers, directors or material shareholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors or material shareholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Company Subsidiary, except for normal compensation for services as an officer or director thereof that have been disclosed to Acquiror. None of said officers, directors, material shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a shareholder under Applicable Law.
     3.16 Employees, ERISA and Other Compliance.
          (a) The Company and each Company Subsidiary are in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and have correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all employees, officers and consultants of the Company and its Subsidiaries and their current title and/or job description, compensation (base compensation and bonuses) and material benefits is set forth on Schedule 3.16(a) of the Company Disclosure Letter. All employees of the Company or any of its Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).
          (b) Neither the Company nor any Company Subsidiary (i) to the knowledge of the Company or any Company Subsidiary, is now, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has any current labor disputes. The Company and its Subsidiaries each have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and have no knowledge that any of their key employees intends to leave their employ.

          (c) The Company has no pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA. No pension plan of the Company is subject to Title IV of ERISA.
          (d) Schedule 3.16(d) of the Company Disclosure Letter lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (identifying any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate and covers any employee or former employee of the Company or any Company Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”. Schedule 3.16(d) of the Company Disclosure Letter includes a true, complete and correct list identifying (i) each individual who is entitled to a cash payment and stock distribution pursuant to the Bonus Plan (the “Bonus Plan Participants”) and (ii) each such Bonus Plan Participant’s allocation under such Bonus Plan. Other than as disclosed on Schedule 3.16(d), there is no Liability to any Person pursuant to the Bonus Plan.
          (e) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement, or (2) the Company has applied timely to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. No employee of the Company or any Company Subsidiary and no person subject to any health plan of the Company or any Company Subsidiary has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $15,000 in the aggregate that was not paid by such person’s health insurance and was paid by the Company or such Company Subsidiary is responsible. For purposes of the foregoing sentence, any exception to such representation and warranty set forth in the Company Disclosure Letter shall be stated generally and shall not identify any employee of the Company or such Company Subsidiary or person subject to any health plan of the Company or such Company Subsidiary who has made medical claims.
          (f) The Company has delivered to Acquiror or its legal counsel a complete and correct copy and description of each current Company Benefit Arrangement, including current trust documents, insurance policies and contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.
          (g) The Company has timely filed and delivered to Acquiror or its legal counsel the annual reports (Form 5500) for the three most recently ended plan years for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements.
          (h) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. Neither the Company nor any Company Subsidiary has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such Company Subsidiary sponsors as employer or in which the Company or such Company Subsidiary participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code.
          (i) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company and its Subsidiaries after the Balance Sheet Date).
          (j) All “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) that the Company or any Company Subsidiaries is a party to has been operated in accordance with the requirements of paragraphs (2), (3) and (4) of Section 409A(a), and the exercise price of all outstanding Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted. No event has occurred that would be treated by Section 409A(b) as a transfer of property for Section 83 of the Code.
          (k) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

          (l) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.
          (m) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2004 (other than increased insurance premiums).
          (n) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any Company Subsidiary or Acquiror.
          (o) No benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(o) of the Company Disclosure Letter, neither the Company or any Company Subsidiary is a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet, (ii) under COBRA and (iii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(o) of the Company Disclosure Letter.
          (p) To the Company’s and each Company Subsidiary’s knowledge, no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others. To the Company’s and each Company Subsidiary’s knowledge, the employment of any employee or consultant by the Company or any Company Subsidiary does not subject it to any Liability to any third party.
          (q) The Company has not, nor has any Company Subsidiary, established or maintained any compensation or benefit plan outside of the United States of America and no law, applicable custom or rule in a jurisdiction to which the Company or any Company Subsidiary is subject (other than the United States of America) requires the Company or any Company Subsidiary to establish or maintain any compensation or benefit plan.
          (r) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company.
     3.17 Corporate Documents. The Company has delivered or made available to Acquiror’s legal counsel for examination all documents listed in the Company Disclosure Letter (including any Schedule or exhibit thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Articles of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and shareholders of the Company and each Company Subsidiary; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.
     3.18 Merger Expenses. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, except for fees and expenses payable to Blue Beacon Capital LLC. The legal and accounting advisors to whom the Company will owe fees and expenses and the fees and expenses owed to Blue Beacon Capital LLC, that will constitute Merger Expenses, are set forth on Schedule 3.18, and other than the Merger Expenses owed to Blue Beacon Capital LLC and the other firms set forth on Schedule 3.18, there are currently no Merger Expenses. Neither Acquiror nor the Surviving Corporation shall incur any Liability, either directly or indirectly for any Merger Expenses, and the Company shall cause the payment in full of all Merger Expenses upon or immediately prior to the Closing.

     3.19 Books and Records.
          (a) The books, records and accounts of the Company and its Subsidiaries (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.
          (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     3.20 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2004. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and to the knowledge of the Company, the Company and each Company Subsidiary are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.
     3.21 Environmental Matters.
          (a) The Company, each Company Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company or such Company Subsidiary of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company and each Company Subsidiary, there are no circumstances that may prevent or interfere with the compliance by the Company and each Company Subsidiary with any current Environmental Law in the future. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance with any Environmental Law. All Governmental Permits held by the Company or any Company Subsidiary pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Letter.
          (b) For purposes of this Section 3.21: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.
     3.22 No Existing Discussions. Neither the Company nor any Company Subsidiary nor any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any Company Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.
     3.23 Customers and Suppliers.
          (a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable in the eight months ended August 31, 2005 (each, a “Significant Customer”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.23(a) of the Company Disclosure Letter. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any notice (whether written or oral) from any existing Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). Any amounts owed by any existing Significant Customer have been collected or, to the knowledge of the Company, are collectible in the book amounts thereof. The Company has not had any of its products returned by a Significant Customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.
          (b) Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any current supplier who, in the year ended December 31, 2004 or the eight months ended August 31, 2005, was one of the 20 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any existing Significant Supplier. Each existing Significant Supplier is listed on Schedule 3.23(b) of the Company Disclosure Letter. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice from any existing Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and neither the Company nor any of its Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
     3.24 Privacy. The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.24 of the Company Disclosure Letter. The Company’s and its Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. To the knowledge of the Company, the Company and each Company Subsidiary have complied with all Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and its Subsidiaries (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the Company’s and its Subsidiaries’ records. The Company’s and its Subsidiaries’ privacy policies conform, and at all times have conformed, to all of the Company’s and its Subsidiaries’ contractual commitments to their customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the Company and its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company or any of its Subsidiaries, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 3.24, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information.
     3.25 Affiliates. Schedule 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the names and addresses of each Person who, as of the date hereof, may reasonably be deemed to be an Affiliate of the Company.
     3.26 Disclosure. Neither this Agreement (including its exhibits and schedules and the Company Disclosure Letter) nor any of the Company Ancillary Agreements delivered by the

Company to Acquiror under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
     Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter” (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this ARTICLE 4 to which it relates (unless and to the extent the relevance to other representations and warranties is apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror and Merger Sub under this ARTICLE 4), Acquiror and Merger Sub represent and warrant to the Company as follows:
     4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements. Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.
     4.2 Capital Structure. The authorized capital stock of Acquiror consists of 600,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. All shares of Acquiror Common Stock to be issued in connection with the Merger shall have been duly authorized and validly issued, and shall be fully paid and nonassessable.
     4.3 Power, Authorization and Validity.
          (a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
          (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Permit Application with the California Commissioner pursuant to Section 7.1(a); (iii) the issuance of the Permit, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror or Merger Sub would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.
          (c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
     4.4 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror or

Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.
     4.5 SEC Documents; Financial Statements. As of their respective filing dates, each report, statement and other filing filed with the SEC by Acquiror since the end of its most recent fiscal year (collectively, the “Acquiror SEC Documents”) were filed in a timely manner, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Acquiror SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by an Acquiror SEC Document filed subsequently (but prior to the date hereof). Except as set forth in any Acquiror SEC Document, the financial statements of Acquiror, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, in each case as amended, if applicable, included in the Acquiror SEC Documents (the “Acquiror Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Acquiror as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).
ARTICLE 5
COMPANY COVENANTS
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 11, the Company covenants and agrees with Acquiror as follows:
     5.1 Advice of Changes. The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in ARTICLE 3 untrue or inaccurate such that the condition set forth in Section 10.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 10.2 would not be satisfied, (c) any Material Adverse Change in the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in ARTICLE 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter.
     5.2 Maintenance of Business.
          (a) The Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom the Company or any Company Subsidiary has contractual relations. If the Company becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall exert commercially reasonable efforts to promptly restore the relationship.
          (b) The Company shall, and shall cause each Company Subsidiary to, (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.
          (c) The Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.
     5.3 Conduct of Business. The Company shall, and shall cause each Company Subsidiary to, continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and the Company shall not, and shall not permit any Company Subsidiary to, without Acquiror’s prior written consent, which shall not be withheld unreasonably:
          (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;
          (b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;
          (c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;
          (d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;
          (e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);
          (f) enter into any Contract involving in excess of $25,000 for the purchase, sale or lease of any property, whether real or personal, tangible or intangible;
          (g) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 5.3 of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);
          (h) change any of its accounting methods;
          (i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for (i) the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock, or (ii) the repurchase of stock using proceeds from the exercise of Company Options or Company Warrants after the Agreement Date, or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders);
          (j) terminate, waive or release any material right or claim;
          (k) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or the exercise or conversion of Company Warrants outstanding on the Agreement Date;
          (l) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

          (m) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;
          (n) amend its Articles of Incorporation or Bylaws or other comparable charter documents;
          (o) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);
          (p) materially change any insurance coverage;
          (q) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
          (r) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;
          (s) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the settlement amount does not exceed $10,000 and does not involve injunctive or other equitable relief);
          (t) (i) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices or as set forth on Schedule 5.3(t) to the Company Disclosure Letter;
          (u) materially change the manner in which it extends warranties, discounts or credits to customers;

          (v) (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.
     5.4 Regulatory Approvals. The Company shall, and shall cause each Company Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.
     5.5 Necessary Consents. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Acquiror) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Company Material Contract to which the Company or any Company Subsidiary is a party or is bound or by which any of their respective assets is bound. The Company will amend its Articles of Incorporation, as currently in effect, in a manner determined appropriate by its Board of Directors, to be consistent with the provisions of this Agreement regarding the distribution of the Total Consideration.
     5.6 Litigation. The Company shall notify Acquiror in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such (other than claims for benefits under Company Benefit Arrangement which are routine and uncontested).

     5.7 No Other Negotiations.
          (a) The Company shall not, and shall not authorize, encourage or permit any Company Subsidiary or any of their respective officers, directors, employees, shareholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Acquiror) concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction with any Person (other than Acquiror) or an offer or proposal therefor; (b) consider any inquiry, offer or proposal received from any Person (other than Acquiror) concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (c) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Acquiror and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (d) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Acquiror and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (f) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Acquiror and its agents and advisors) to effect any Alternative Transaction; or (h) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Acquiror) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).
          (b) The Company shall immediately notify Acquiror after receipt by the Company and/or any Company Subsidiary (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a Alternative Transaction, or any other notice that any Person is considering making a Alternative Transaction, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to any of the properties, books or records of the Company or any Company Subsidiary by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) and shall keep Acquiror fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Acquiror a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The

Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.
     5.8 Access to Information. The Company shall allow Acquiror and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company and its Subsidiaries, including any and all information relating to the Company’s and its Subsidiaries’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual Non-Disclosure Agreement between the Company and Acquiror dated August 19, 2005 (the “Mutual NDA”). The Company shall cause its and its Subsidiaries’ accountants to cooperate with Acquiror and Acquiror’s agents and advisors in making available all financial information reasonably requested by Acquiror and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.
     5.9 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in ARTICLE 10, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
     5.10 Company Benefit Arrangements. Upon Acquiror’s request, the Company shall terminate any Company Benefit Arrangement (including the Company’s 401(k) Plan) and any employee leasing arrangement or professional employee organization prior to the Closing Date. If Acquiror requests that the Company’s 401(k) Plan be terminated, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan (which termination shall be no later than the day prior to the Closing Date) and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination. The Company shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 5.10 of the Company Disclosure Letter) prior to the Closing Date.
     5.11 Approval of the Company Shareholders.
          (a) The Company shall take all action necessary in accordance with this Agreement, California Law, and the Articles of Incorporation and Bylaws of the Company to call, notice, convene, hold and conduct a meeting of the Company Shareholders (the “Company Shareholders Meeting”) or to secure the written consent of the Company Shareholders (the “Company Shareholders Consent”) for the purpose of voting upon approval of the Merger and adoption of this Agreement. The Company shall hold the Company Shareholders Meeting or solicit the Company Shareholders Consent, as the case may be, as soon as practicable and in no event later than 10 business days following the date the California Commissioner issues the Permit. If the Company will call a Company Shareholders Meeting, the Company shall consult with Acquiror regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum and postponements and adjournments not to exceed five business days in the aggregate necessary for the sole purpose of obtaining additional votes in order to obtain the requisite vote of the Company Shareholders necessary to approve the Merger and adopt this Agreement) the Company Shareholders Meeting without the prior written consent of Acquiror. If the Company will call a Company Shareholders Meeting, the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies to be voted on the approval of the Merger and adoption of this Agreement. The Company’s obligation to call, give notice of, convene, hold and conduct the Company Shareholders Meeting in accordance with this Section 5.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Transaction. The Company shall exercise reasonable best efforts to take all other action necessary to secure the vote or consent of the Company Shareholders required to effect each of the transactions contemplated by this Agreement.
          (b) The Company’s Board of Directors shall unanimously recommend that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders Meeting. Neither the Company’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of and approve the Merger and adopt this Agreement.
          (c) The Company shall obtain and deliver to Acquiror, prior to the mailing or delivery to the Company Shareholders of the Information Statement, a Parachute Payment Waiver substantially in the form attached hereto as Exhibit E (“Parachute Payment Waiver”) from each Person who the Company and Acquiror reasonably agree is, with respect to the Company, any Company Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.11(d), and who the Company and Acquiror reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.11(c) of the Company Disclosure Letter). Therefore, within a reasonable period of time after the last Business Day of each month after the date hereof and on or about the date which is five Business Days prior to the expected date on which the Closing will occur, the Company shall, as and to the extent necessary, deliver to Acquiror a revised Schedule 3.16(o) of the Company Disclosure Letter which sets forth each Person who the Company reasonably believes is, with respect to the Company, any Company Subsidiary or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Schedule 3.16(o) is delivered to Acquiror.
          (d) The Company shall include in the Information Statement a proposal to be voted on by the Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.11(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the promulgated Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.
     5.12 Notices to Company Securityholders and Employees.
          (a) The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Option Plan, the Company Warrants or other applicable Contracts.
          (b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company or any Company Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Company Subsidiary, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.
     5.13 Closing Financial Certificate. At least two (2) business days prior to the Closing Date, the Company shall deliver a draft of the Closing Financial Certificate to Acquiror. The Company shall cause such certificate to be derived from and be in accordance with the books and records of the Company and true, correct and complete. In preparing such certificate, the Company shall use its good faith best efforts to reflect the dollar amount of all Merger Expenses then known or reasonably calculable. Without limiting the generality or effect of the provisions of Section 5.8, the Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate to the extent such documents or instruments have not already been provided.
     5.14 Company Options Warrants and Company Common Warrants; Other Securities. The Company shall take all actions necessary to (i) ensure that all outstanding non In-The-Money Company Warrants shall have been terminated prior to the Effective Time, (ii) ensure that all outstanding Company Options shall have been cancelled and extinguished at or immediately following the Closing Date and (iii) ensure that there shall be no outstanding securities, commitments or agreements of the Company at or immediately following the Closing Date that purport to obligate the Company to issue any shares of the Company Capital Stock and/or Company Options under any circumstances.
     5.15 Lock-Up Agreements. The Company shall its commercially reasonable efforts to cause executed by each Person set forth on Schedule 5.15 to execute and deliver to Acquiror, at or prior to the Closing, a Lock-Up Agreement substantially in the form attached hereto as Exhibit F (the “Lock-Up Agreement”).

ARTICLE 6
ACQUIROR COVENANTS
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 10, Acquiror covenants and agrees with the Company as follows:
     6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in ARTICLE 4 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied, (c) any Material Adverse Effect on Acquiror or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Acquiror or cause any of the conditions set forth in ARTICLE 9 not to be satisfied. In addition to the foregoing, Acquiror shall provide notice to the Company of all press releases, filings with the SEC or other documents generally made available to the public by Acquiror after the occurrence thereof.
     6.2 Regulatory Approvals. Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Acquiror nor any of its Subsidiaries or affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Subsidiaries or affiliates or the Company or any of its Subsidiaries, or the holding separate of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Acquiror or any of its Subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.
     6.3 Satisfaction of Conditions Precedent. Acquiror shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE 9, and Acquiror shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
     Acquiror also covenants and agrees with the Company as follows:
     6.4 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Acquirer shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who Acquiror intends to keep as employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time (“Continuing Employees”) in Acquiror’s employee benefit plans for which such employees are eligible (the “Acquiror Plans”), including its severance plan, medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Notwithstanding anything in this Section 6.4 to the contrary, this Section 6.4 shall not operate to duplicate any benefit provided to any Continuing Employee or to fund any such benefit.
     6.5 Indemnification of Company Directors and Officers.
          (a) If the Merger is consummated, then until the first anniversary of the Effective Time, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith Acquiror will cause the Surviving Corporation to advance expenses to the Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 6.5(a) on or prior to the first anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.5(a) shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a the Company Shareholder in connection with the Voting Agreement or (ii) any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to ARTICLE 12. In the event of breach of the representation set forth in Section 3.6(b), this Section 6.5(a) shall be terminated with respect to any claim not disclosed in Schedule 3.6(b).

          (b) For a period of two years after the Effective Time, Acquiror will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).
          (c) This Section 6.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Parties.
     6.6 Bonus Plan Payments. The Bonus Plan Cash Consideration and the Bonus Plan Equity Consideration shall be allocated to the Bonus Plan Participants as set forth on the Spreadsheet with respect to their participation in the Bonus Plan, in satisfaction of the Company’s accrued Liability to such Bonus Plan Participants under the Bonus Plan; provided, that Acquiror shall have timely received all signatures and consents reasonably necessary for such issuance. Acquiror shall distribute the shares of Acquiror Common Stock and amount of cash allocated to each respective Bonus Plan Participant (as set forth on the Spreadsheet and subject to the limitations imposed by the Bonus Plan) with such distribution and allocation to be completed as promptly after the Closing Date as reasonably possible (but in no event shall Acquiror be required to make such distribution and allocation earlier than ten (10) days after the Closing Date) (the “Bonus Plan Consideration Delivery Date”). Acquiror shall be entitled to deduct and withhold from the amount of the Bonus Plan Equity Consideration to be distributed and the amount of Bonus Plan Cash Consideration to be allocated to any Bonus Plan Participant as contemplated by this Section 6.6: (i) the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law and (ii) the number of shares that Acquiror is entitled to withhold pursuant to Section 2.4 and ARTICLE 12.
ARTICLE 7
ADDITIONAL AGREEMENTS
     7.1 Information Statement; Fairness Hearing and Permit; Blue Sky Laws.
          (a) As soon as reasonably practicable after the execution of this Agreement, (i) Acquiror shall prepare, with the cooperation of the Company, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the holders of the Company Capital Stock pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) the Company shall prepare, with the cooperation of Acquiror, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”). Each of the Company and Acquiror shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of the Company and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of the Company Capital Stock in the Merger and a proxy statement for solicitation of shareholder approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock and/or Company Warrants and/or filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff and/or any other government officials. The Information Statement shall include the unqualified recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its securityholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion; provided, however, that Acquiror shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.
          (b) Each of Acquiror and the Company shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Acquiror Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”). The Company and Acquiror shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.
          (c) As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of Company Capital Stock and Company Options entitled to receive such notice under California Securities Law. If the California Commissioner issues the Permit, then as soon as practicable thereafter the Company shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of Company Capital Stock, Company Warrants, Company Options and other rights exercisable or convertible into shares of Company Capital Stock and to any other potential recipient of shares covered by the Permit. Except for the delivery of the Information Statement in accordance with the terms hereof, the Company shall not, and shall cause each Company Subsidiary and each the Company Representative not to, directly or indirectly, solicit the vote of any holder of the Company Capital Stock, Company Warrants and/or Company Options in connection with the Merger in violation of any applicable federal or state securities laws.
          (d) Each of the Company and Acquiror shall use its reasonable best efforts to cause the information relating to the Company and Acquiror included in the Hearing Notice, the Permit Application and the Information Statement to not, at the time the Hearing Notice is delivered to holders of the Company Capital Stock and Company Options and to any other potential recipient of shares covered by the Permit, at the time the Information Statement is delivered to holders of the Company Capital Stock and Company Options and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock, Company Warrants and/or Company Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.
          (e) Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.
ARTICLE 8
CLOSING MATTERS
     8.1 The Closing. Subject to termination of this Agreement as provided in ARTICLE 11, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Agreement of Merger shall be filed with the California Secretary of State in accordance with California Law.

     8.2 Exchange.
          (a) Exchange Agent. Acquiror’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.
          (b) Acquiror to Provide Common Stock. Within 10 business days after the Closing Date, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 8.2, through such reasonable procedures as Acquiror may adopt, the shares of Acquiror Common Stock issuable pursuant to Section 2.2(b) (provided, however, that delivery of any shares that are subject to vesting and/or repurchase rights or other restrictions shall be in book entry form until such vesting and/or repurchase rights or other restrictions have lapsed) less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund (as defined in the Escrow Agreement) in connection therewith pursuant to the provisions of ARTICLE 12.
          (c) Exchange Procedures.
               (i) Attached hereto as Exhibit G is (A) a form of letter of transmittal (the “Letter of Transmittal”) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates which immediately prior to the Effective Time represented issued and outstanding shares of the Company Capital Stock that were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.2(b) (such certificates, the “Certificates”) in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing such shares of Acquiror Common Stock. The Company shall mail or otherwise deliver the Letter of Transmittal (and the related instructions) and any other documentation required thereby to every holder of record of a Certificate and shall use its reasonable best efforts to collect from such holders such Certificates, together with such properly completed and duly executed Letters of Transmittal and any other documentation required thereby, prior to the Closing Date.
               (ii) Upon surrender to the Exchange Agent of a Certificate (or delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Acquiror and Exchange Agent), together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, the holder of record of such Certificate shall be entitled to receive a certificate (or a book entry in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on such holder’s behalf pursuant to Section 2.4) and that amount of cash that such holder has the right to receive pursuant to Section 2.2(b) in respect of such Certificate.
               (iii) Within 10 business days after the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent one or more certificates representing the Escrow Shares. The certificate or certificates representing the Escrow Shares shall be registered in the name of (or the name of a nominee of) the Escrow Agent, as escrow agent under the Escrow Agreement. The Escrow Shares shall be withheld from the shares of Acquiror Common Stock issuable pursuant to Section 2.4 to the Effective Time Holders on a pro rata basis based on each

Effective Time Holder’s Pro Rata Share for deposit in the Escrow Fund. The Escrow Shares shall, to the maximum extent possible, be vested shares not subject to any repurchase rights or other restrictions, shall be held in the Escrow Fund and shall constitute security for the indemnification obligations of such Effective Time Holders pursuant to ARTICLE 12. The Escrow Shares shall be held in and distributed from the Escrow Fund in accordance with the provisions of the Escrow Agreement.
               (iv) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate as of such record date with respect to the shares of Acquiror Common Stock issuable to such holder in exchange for such Certificate until the applicable delivery requirements with respect to such Certificate as set forth in this Section 8.2(c)(iv) shall have been satisfied. Subject to applicable law and the satisfaction of the applicable delivery requirements with respect to such Certificate set forth in this Section 8.2(c)(iv), there shall be paid to the record holder of the whole shares of Acquiror Common Stock issued in exchange for such Certificate, without interest, (i) as soon as reasonably practicable after the satisfaction of such delivery requirements, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to the date of such surrender payable with respect to such shares of Acquiror Common Stock.
               (v) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.
               (vi) No Liability. Notwithstanding anything to the contrary in this Section 8.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
               (vii) Unclaimed Shares. Any portion of funds (including any interest earned thereon) or certificates for shares of Acquiror Common Stock held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this ARTICLE 8 within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Acquiror, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 8.2(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim for shares of Acquiror Common Stock and, only as a general unsecured creditor thereof, and any dividends or distributions (with a record date after the Effective Time) with respect to Acquiror

Common Stock to which it is entitled. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 2.2(b) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.
               (viii) No Further Ownership Rights in the Company Capital Stock. All shares of Acquiror Common Stock issued or issuable following the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be so issued or issuable in full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this ARTICLE 8.
               (ix) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for Certificate, following the making of an affidavit of that fact by the record holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 2.2(b) in respect of such Certificate; provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Acquiror or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.
     8.3 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock are entitled to dissenters’ rights pursuant to California Law, any Dissenting Shares shall not be converted into a right to receive shares of Acquiror Common Stock as provided in Section 2.2(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to California Law). In the event that any Company Shareholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to ARTICLE 2 in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 8.2, following the satisfaction of the applicable conditions set forth in Section 8.2, the shares of Acquiror Common Stock, to which such Company Shareholder would have been entitled under Section 2.2(b) with respect to such shares, subject to the provisions of Section 2.2(g) (regarding the continuation of vesting and repurchase rights) and Section 2.4 (regarding the withholding of the Escrow Shares). The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Shareholder’s dissenters’ rights, and Acquiror shall (after consultation with the Company) have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF THE COMPANY
     The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):
     9.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in ARTICLE 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.
     9.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in ARTICLE 6 and ARTICLE 7 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Acquiror’s ability to consummate the Merger or to perform its obligations under this Agreement and the Acquiror Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.
     9.3 No Material Adverse Change. There shall not have been any Material Adverse Change in Acquiror, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Company shall have received a certificate to such effect executed by an officer of Acquiror.

     9.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.
     9.5 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company.
     9.6 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Acquiror, the Escrow Agent and the Representative.
     9.7 Company Shareholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by California Law and the Company’s Articles of Incorporation and Bylaws, each in effect on the date of such approval and adoption, by the requisite vote of the Company Shareholders.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB
     Acquiror’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror and Merger Sub in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied, provided, any such waiver shall not affect in any way the rights of Acquiror Indemnified Person to seek indemnification or the obligations of Effective Time Holders to provide indemnification pursuant to the terms of ARTICLE 12 hereof):
     10.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE 3 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.
     10.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in ARTICLE 5 and ARTICLE 7 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.
     10.3 No Material Adverse Change. There shall not have been any Material Adverse Change in the Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.
     10.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Acquiror’s right (or the right of any Subsidiary of Acquiror) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that would be reasonably expected to have a Material Adverse Effect on the Company or Acquiror.
     10.5 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company. The Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California, and all requests for additional information on the part of the Department of Corporations of the State of California shall have been complied with to the reasonable satisfaction of the parties hereto.
     10.6 Audited Financial Statements. The Company shall have delivered the Audited Financial Statements.

     10.7 Opinion of Company’s Legal Counsel. Acquiror shall have received from Davis Wright Tremaine LLP, legal counsel to the Company, an opinion opining to the matters set forth in Exhibit H.
     10.8 Consents. Acquiror shall have received duly executed copies of the third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Schedule 10.8, in each case, in form and substance reasonably satisfactory to Acquiror.
     10.9 Company Shareholder Approvals. The Merger and this Agreement shall have (i) been duly and validly approved and adopted, as required by California Law and the Company’s Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Shareholders and (ii) the number of Dissenting Shares shall not exceed 10% of all the Company Capital Stock (on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time.
     10.10 Voting and Employment Matters. The Voting Agreement of each of the persons identified on Exhibit B-1 shall continue to be in full force and effect. The Non-Competition Agreement of each of the persons identified on Exhibit C-1 shall continue to be in full force and effect. Each employee identified in Schedule 10.10 of the Company Disclosure Letter shall be employed by the Company immediately prior to the Effective Time and shall have accepted Acquiror’s offer of employment in a writing signed by such employees and delivered to Acquiror, and none of such employees shall have revoked or rescinded their acceptances of Acquiror’s offer of employment.
     10.11 Termination of Company Warrants and Other Rights. All Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall have been exercised and converted into shares of Company Capital Stock and shall have been terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to issue the shares of Acquiror Common Stock as contemplated by Section 2.2(b)). Subject to the review and approval of Acquiror, the Company shall have taken all actions necessary to effect the termination of the Company Option Plan.
     10.12 Termination, Modification or Satisfaction of Company Shareholder Documents and Rights. Each of the certain Fifth Amendment to Amended and Restated Investor Rights Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the Fifth Amendment to Amended and Restated Investor Rights Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing. Any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Shareholder (other than with respect to Company Preferred Stock) shall have been terminated or waived, effective as of, and contingent upon, the Closing. The Articles of Incorporation of the Company shall have been amended by all necessary corporate action to exempt the Merger and other transactions contemplated by this Agreement from application of the liquidation preference provisions of such Articles of Incorporation.

     10.13 Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company and each Company Subsidiary, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.
     10.14 Closing Financial Certificate. Acquiror shall have received the Closing Financial Certificate from the Company, the Closing Financial Certificate shall indicate the amount of Merger Expenses; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Closing Financial Certificate is accurate and shall not diminish Acquiror’s remedies hereunder if the Closing Financial Certificate is not accurate.
     10.15 Estimated Closing Balance Sheet and Estimated Closing Balance Sheet Certificate. Acquiror shall have received the Estimated Closing Balance Sheet and Estimated Closing Balance Sheet Certificate from the Company two days before Closing; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Estimated Closing Balance Sheet and Estimated Closing Balance Sheet Certificate is accurate and shall not diminish Acquiror’s remedies hereunder if the Estimated Closing Balance Sheet and Estimated Closing Balance Sheet Certificate is not accurate.
     10.16 Spreadsheet. Acquiror shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Spreadsheet is accurate and shall not diminish Acquiror’s remedies hereunder if the Spreadsheet is not accurate.
     10.17 Section 280G Approval. The 280G Proposal shall have been subject to a vote by the Company Shareholders as required by Section 5.11(d), and, as required by Section 5.11(c), each “disqualified individual” set forth on Schedule 5.11(c) of the Company Disclosure Letter shall have agreed to, and shall, forfeit any payments that would be non-deductible if the shareholder approval described in
Section 5.11(d) is not obtained.
     10.18 Company Good Standing Certificates. Acquiror shall have received a certificate from the California Secretary of State and each other State in which the Company or any Company Subsidiary is qualified to do business as a foreign corporation certifying that the Company or such Company Subsidiary is in good standing and that all applicable taxes and fees of the Company or such Company Subsidiary through and including the Closing Date have been paid.
     10.19 Termination of Company Benefit Arrangements. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Benefit Arrangements, including the Company’s 401(k) Plan, requested by Acquiror to be terminated, and (b) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

     10.20 Benefits Waivers. Each individual listed on Exhibit I-1 shall have executed and delivered to Acquiror a Benefits Waiver in substantially the form attached hereto as Exhibit J-2 (“Benefits Waiver”), pursuant to which such individual shall have agreed to waive any and all right or entitlement to (a) any accelerated vesting of any Unvested Company Shares, Unvested Company Options or Unvested Company Warrants in connection with the Merger and/or the termination of employment or service with the Surviving Corporation or Acquiror or any of their respective Subsidiaries following the Merger and/or (b) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Surviving Corporation or Acquiror or any of their respective Subsidiaries following the Merger.
     10.21 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Representative.
     10.22 FIRPTA. Acquiror, as agent for the shareholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Acquiror, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     10.23 Lock-Up Agreements. Each Person listed on Schedule 5.15 shall have executed and delivered to Acquiror a Lock-Up Agreement.
ARTICLE 11
TERMINATION OF AGREEMENT
     11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.
     11.2 Unilateral Termination.
          (a) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.
          (b) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on March 1, 2006 provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in ARTICLE 9 or ARTICLE 10 to be fulfilled or satisfied on or before such date.
          (c) Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (a) the other has committed a breach of (i) any of its representations and warranties under ARTICLE 3 or ARTICLE 4, as applicable, or (ii) any of its covenants under ARTICLE 5 or ARTICLE 6, as applicable, and has not cured such breach within ten business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in ARTICLE 10 or ARTICLE 9, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.
          (d) Acquiror, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) the Company shall have materially breached or be deemed to have materially breached Section 5.7 (No Other Negotiations), (iii) the Company shall have for any reason failed to call, convene and hold the Company Shareholders Meeting (or submit to the vote of the Company Shareholders at the Company Shareholders Meeting the approval of the Merger and adoption of this Agreement) within ten business days following the later of (A) expiration or early termination of applicable waiting periods under the HSR Act and (B) the receipt of the Permit, or (iv) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors of the Company in connection therewith, does not within five business days of such occurrence reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.
     11.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (i) the provisions of this Section 11.3 (Effect of Termination) and ARTICLE 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.
ARTICLE 12
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES; CONTINUING COVENANTS
     12.1 Survival. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the twelve month anniversary of the Effective Time; provided, however, that the representations and warranties of the Company contained in Section 3.4 (Capitalization) and Section 3.7 (Taxes) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims against the Effective Time Holders which seek recovery of Damages arising out of a failure of such representations or warranties; provided, however, that no right to indemnification pursuant to ARTICLE 12 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Acquiror Indemnified Person under ARTICLE 12 or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time. If the Merger is consummated, all covenants of the parties (including the covenants set forth in ARTICLE 5 and ARTICLE 6) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to ARTICLE 12 in respect of any claim based upon any breach of a covenant prior to its expiration shall be affected by the expiration of such covenant.
     12.2 Agreement to Indemnify. Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Acquiror and its officers, directors, agents, representatives, shareholders and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, reductions in value, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs), calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) (hereinafter collectively referred to as “Damages”), arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates); (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement (other than the Closing Financial Certificate and Estimated Closing Balance Sheet Certificate) to be true and correct as of the date such certificate is delivered to Acquiror; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, the Company Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement; (iv) any inaccuracies in the Spreadsheet or Closing Financial Certificate or inaccuracies in the calculation of Net Excess Debt in the Estimated Closing Balance Sheet Certificate, in the manner and to the extent provided in Section 2.5(b); (v) any Indemnifiable Merger Expenses; (vi) any Indemnifiable Accountant Expenses, (vii) any Indemnifiable Parent Calculation or (viii) any Dissenting Shares Excess Payments.

     12.3 Limitations.
          (a) If the Merger is consummated, recovery from the Escrow Shares shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(viii) of Section 12.2, except in the case of (i) fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, (iii) any failure of any of the representations and warranties contained in Section 3.7 (Taxes) to be true and correct as aforesaid or (iv) any inaccuracies in the Spreadsheet. In the case of (i) fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, (iii) any failure of any of the representations and warranties contained in Section 3.7 (Taxes) to be true and correct as aforesaid or (iv) any inaccuracies in the Spreadsheet, after Acquiror has exhausted or made claims upon all amounts of Escrow Shares (after taking into account all other claims for indemnification from the Escrow Shares made by Acquiror), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of the Total Consideration. Nothing in this Agreement shall limit the liability (i) of the Company for any breach of any representation, warranty, covenant or agreement if the Merger is not consummated or (ii) of any Company Shareholder in connection with any breach by such Person of any Voting Agreement to which it is a party.
          (b) Notwithstanding anything contained herein to the contrary, no Acquiror Indemnified Person may receive any Escrow Shares in respect of any claim for indemnification that is made pursuant to clauses (i)-(iii) of Section 12.2 and does not involve fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary unless and until Damages in an aggregate amount greater than $100,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the Acquiror Indemnified Persons may make claims for indemnification for all Damages, including the amount of the Basket. In determining the amount of any Damages (but not for determining whether or not a failure of any representation or warranty has occurred) in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.
     12.4 Appointment of Representative.
          (a) By voting in favor of the Merger or participating in the conversion of Company Common Stock, Company Preferred Stock or Company Warrants, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this ARTICLE 12 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Acquiror Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Acquiror of the Escrow Shares in satisfaction of indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this ARTICLE 12 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this ARTICLE 12 or (ii) any dispute between any Acquiror Indemnified Person and any such holder, in each case relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims under this ARTICLE 12 and all rights or obligations arising under this ARTICLE 12. The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with this ARTICLE 12, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Shares then on deposit with the Escrow Agent upon not less than ten days prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.
            (b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Shares otherwise distributable to the Effective Time Holders (and not distributed or distributable to any Acquiror Indemnified Person or subject to a pending indemnification claim of any Acquiror Indemnified Person) following the twelve month anniversary of the Effective Time pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.
     12.5 Notice of Claim. As used herein, the term “Claim” means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this ARTICLE 12. Acquiror may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person, and Acquiror shall give written notice of a Claim executed by an officer of Acquiror (a “Notice of Claim”) to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Shares) promptly after Acquiror becomes aware of the existence of any potential claim by an Acquiror Indemnified Person for indemnification from the Effective Time Holders under this ARTICLE 12, arising from or relating to:
            (a) Any matter specified in Section 12.2; or
            (b) the assertion, whether orally or in writing, against Acquiror or any other Acquiror Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 12.2.
     The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Shares shall commence at the Effective Time and terminate at the twelve month anniversary of the Effective Time. The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, (iii) any failure of any of the representations and warranties contained in Section 3.7 (Taxes) to be true and correct as aforesaid, or (iv) any inaccuracies in the Spreadsheet shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Acquiror in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Holder from any of its obligations under this ARTICLE 12 unless (and then only to the extent that) the Representative or the Effective Time Holders are materially prejudiced thereby.
     12.6 Defense of Third-Party Claims.
            (a) Acquiror shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder.
            (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Acquiror Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.
            (c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 15 days after a written request for such consent by Acquiror. In the event that the Representative has consented in writing to any such settlement, neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision of this ARTICLE 12 to the amount of any claim by or on behalf of any Acquiror Indemnified Person against the Escrow Fund or Effective Time Holders for indemnity with respect to such settlement.
     12.7 Contents of Notice of Claim. Each Notice of Claim by Acquiror given pursuant to Section 12.5 shall contain the following information:
            (a) that Acquiror or another Acquiror Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Acquiror Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Acquiror Indemnified Person under this ARTICLE 12); and
            (b) a brief description, in reasonable detail (to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to the alleged Damages based on Acquiror’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquiror) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.
     12.8 Resolution of Notice of Claim. Each Notice of Claim given by Acquiror shall be resolved as follows:
            (a) Uncontested Claims. If, within 15 business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 12.8(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this ARTICLE 12, including the forfeiture of Escrow Shares, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.
            (b) Contested Claims. If the Representative gives Acquiror written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 15 business day period specified in Section 12.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by Acquiror of the written notice from the Representative, by binding litigation between Acquiror and the Representative in accordance with the terms and provisions of Section 12.8(c).
            (c) Litigation of Contested Claims. Either Acquiror or the Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, Acquiror shall bear the burden of proof by a preponderance of the evidence that Acquiror or other Acquiror Indemnified Persons are entitled to indemnification pursuant to this ARTICLE 12. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Shares in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 12.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror more than one-half of the amount in dispute; otherwise, the Representative and Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit.
     12.9 Release of Remaining Escrow Shares. Within five business days following the expiration of the Claims Period, Acquiror shall instruct the Escrow Agent deliver to the Effective Time Holders all of the remaining Escrow Shares (if any) in excess of any amount of Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the expiration of the Claims Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Shares that equals the total maximum amount of Damages then being claimed by Acquiror Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Effective Time Holders all remaining Escrow Shares (if any) not required to satisfy such Claims.
     12.10 Tax Consequences of Indemnification Payments. All payments (if any) made to an Acquiror Indemnified Person pursuant to any indemnification obligations under this ARTICLE 12 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.
ARTICLE 13
MISCELLANEOUS
     13.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of California. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the

United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 12.8(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.
     13.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.
     13.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
     13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
     13.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.
     13.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     13.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.
     13.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
     13.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:
            If to Acquiror or Merger Sub:
Covad Communications Group, Inc.
110 Rio Robles
San Jose, CA 95134-1813
Attention: Douglas Carlen
Facsimile No.: (408) 952-7687
Telephone No.: (408) 952-6400

            with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Daniel J. Winnike, Esq.
Facsimile No.: (650) 988-8500
Telephone No.: (650) 938-5200
            If to the Company:
NextWeb, Inc.
48820 Kato Road, Suite 101B
Fremont, CA 94538
Attention: Graham Barnes
Facsimile No.: (801) 659-5459
Telephone No.: (510) 661-0900
            with a copy to:
Davis Wright Tremaine LLP
300 SW Fifth Avenue
Suite 2300
Portland, Oregon 97201-5630
Attention: Michael C. Phillips, Esq.
Facsimile No.: (503) 778-5299
Telephone No.: (503) 241-2300
            If to the Representative:
Saints Capital
475 Sansome Street, Suite 1850
San Francisco, CA 94111
Attention: Ghia Griarte
Facsimile No.: (415) 835-5970
Telephone No.: (415) 395-2894
            with a copy to:
Davis Wright Tremaine LLP
300 SW Fifth Avenue
Suite 2300
Portland, Oregon 97201-5630
Attention: Michael C. Phillips, Esq.
Facsimile No.: (503) 778-5299
Telephone No.: (503) 241-2300

     13.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     13.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.5 is intended to benefit the Company Indemnified Persons and ARTICLE 12 is intended to benefit the Acquiror Indemnified Persons.
     13.12 Public Announcement. Upon execution of this Agreement, Acquiror and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company shall inform its officers, directors, employees, shareholders and agents who are aware of the transactions contemplated hereby of prohibitions against trading in shares of Acquiror Common Stock imposed by federal and state securities laws.
     13.13 Confidentiality. The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.
     13.14 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     13.15 Waiver of Jury Trial. EACH OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Signature Page Next]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Covad Communications Group, Inc.		NextWeb, Inc.

By:	/s/ Patrick Bennett	By:	/s/ Graham Barnes

Name:	Patrick Bennett	Name:	Graham Barnes

Title:	Executive Vice President	Title:	President & CEO

Windtalker Acquisition Corp.		Representative

By:	/s/ Douglas Carlen	By:	/s/ Ghia Griarte

Name:	Douglas Carlen	Name:	Ghia Griarte

Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

List of Exhibits

Exhibit A	Form of Agreement of Merger
Exhibit B-1	List of Signatories to Voting Agreement
Exhibit B-2	Form of Voting Agreement
Exhibit C-1	List of Signatories to Non-Competition Agreement
Exhibit C-2	Form of Non-Competition Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Parachute Payment Waiver
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Matters to be Covered in the Opinion of Davis Wright Tremaine LLP
Exhibit I-1	List of Signatories to Benefits Waiver
Exhibit I-2	Form of Benefits Waiver